THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                  COVERING SECURITIES THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933.

                  --------------------------------------------

                                TANDYCRAFTS, INC.

                     SUMMARY PLAN DESCRIPTION AND PROSPECTUS
                     ---------------------------------------
                 TANDYCRAFTS. INC. EMPLOYEE STOCK OWNERSHIP PLAN
                 -----------------------------------------------


                       1,200,000 Tandycrafts, Inc. Shares
                          Common Stock, $1.00 par value


                       ----------------------------------

                           Effective January 30, 1995

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                     SUMMARY PLAN DESCRIPTION AND PROSPECTUS
                     ---------------------------------------
                 TANDYCRAFTS. INC. EMPLOYEE STOCK OWNERSHIP PLAN
                 -----------------------------------------------

                                TABLE OF CONTENTS

I.  INTRODUCTION                                                 1

II.  PLAN DESCRIPTION                                            1

III.  IDENTIFICATION OF THE PLAN, THE, PLAN SPONSOR. AND THOSE   1
      RESPONSIBLE FOR PLAN OPERATIONS

  A. Important Information About the Plan                        1
  B. Inquiries Concerning the Plan                               2
  C. Plan Administration                                         2
  D. Investment Of Funds                                         3

IV.  PARTICIPATION IN THE PLAN - ELIGIBILITY REQUIREMENTS        3

  A. General Rule                                                3
  B. How You Enroll                                              4

V.  PARTICIPATION IN THE PLAN - CONTRIBUTIONS                    4

  A. Employee Contributions                                      4
  B. Company Contributions                                       5
  C. Limitations on Your Contributions                           5
  D. Suspension of Contributions                                 6
  E. Trust Accounts                                              7
     1. Participant Accounts                                     7
        a. Participant Tandycrafts Stock Account                 7
        b. Participant Other Investment Account                  8
        c. Rollover Accounts                                     8
     2. Allocation of Company Contributions                      8
     3. Allocation of Income From Accounts                       9
        a. Income from your Other Investment Account             9
        b. Income from your Tandycrafts Stock Account            9
     4. Forfeitures                                              9
     5. Quarterly Valuations: Quarterly Statement                9
  F. Vesting and Forfeiture Issues                              10
     1. Vesting                                                 10
     2. Forfeiture                                              10
     3 . Break In Service                                       10
  G. Benefits are not Insured by the PBGC                       11

VI.  DISTRIBUTIONS AND WITHDRAWALS FROM THE PLAN                11

  A. General                                                    11
  B. Form And Time Of Payment                                   11
     1. Installments                                            12
     2. Immediate Lump Sum                                      12
     3. Deferred Lump Sum                                       12
     4. Death Benefit                                           12
  C. Claims for Benefits                                        12
     1. General                                                 12
     2. Beneficiary Designations                                13
        a. General                                              13
        b. Automatic Designation of Surviving Spouse            13
  D. Distributions Under Domestic Relations Orders              14
  E. Assignment                                                 14

VII.  TOP HEAVY PLAN RULES                                      14

  A. General                                                    14
  B. Special Rules                                              14

VIII.  MISCELLANEOUS                                            15

  A. Voting Of Common Stock                                     15
  B. Termination And Amendment Of The Plan                      15
  C. Payment of Expenses                                        15
  D. Deemed Consents                                            15
  E. Participating Companies                                    16

IX.   CLAIMS PROCEDURES                                         16

X.    STATEMENT OF ERISA RIGHTS                                 16

XI.   ERISA REGULATION                                          17

XII.  DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES             17

XIII. SECURITIES INFORMATION                                    21
  A. General                                                    21
  B. Information Concerning Tandycrafts Stock                   21
     1. Legality                                                21
     2. Restrictions On Resale Of Common Stock                  21


        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN AS CONTAINED HEREIN, IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE MATTERS DESCRIBED HEREIN AFTER THE DATE HEREOF.



                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


A. Financial Statements And Other Reports

     The Company incorporates herein by reference, as of the respective dates of filing, its Annual Report on Form 10-K for the fiscal year ending June 30, 1994, and the Plan's latest Annual Report on Form 11-K and all other reports thereafter or hereafter filed by the Company or the Plan pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering made by this Prospectus.

B. Experts

     The consolidated financial statements of the Company and its subsidiaries incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of PRICE WATERHOUSE LLP, given on the authority of such firm as experts in auditing and accounting.

I.  INTRODUCTION

      Tandycrafts, Inc. ("Tandycrafts") and certain affiliated companies (the "Participating Companies") (collectively referred to as the "Company"), have established the Tandycrafts, Inc. Employee Stock Ownership Plan (the "Plan") to reward our employees for their loyal and faithful service with an opportunity to share in the ownership of Tandycrafts. The benefits provided by this Plan are in addition to the benefits you are entitled to receive under any other announced programs of Tandycrafts.

      The following pages summarize the principal provisions of the Plan in non-technical language. This summary is intended to comply with the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") and also serves as a prospectus for the Plan under the Securities Act of 1933. However, it is only a summary and does not contain all the terms of the Plan. THE FULL TEXT OF THE PLAN DOCUMENTS CONTAIN ADDITIONAL DETAILS THAT COULD AFFECT AN EMPLOYEE'S BENEFITS. Copies of the plan documents are available from the ESOP Department, Tandycrafts, Inc., 1400 Everman Parkway, Fort Worth, Texas 76140 for a reasonable copying charge, and will be provided to any employee upon written request.

II.  PLAN DESCRIPTION

      The Plan allows you to invest in Tandycrafts common stock ("Common Stock") through salary reduction contributions ("Employee Contributions"), and matching contributions from the Company ("Company Contributions"). Once you are eligible to participate, as described below, you will not receive Company Contributions unless you: (i) elect to become a Participant in the Plan, and (ii) make Employee Contributions to the Plan. In order to receive Company Contributions for a Plan year, you must also: (i) be employed by the Company as of the last day of the Plan year, quarter, or other period for which Company Contributions are made and (ii) complete 1,000 or more "hours of service" during the Plan year if Company Contributions are made annually.

III. IDENTIFICATION OF THE PLAN, THE, PLAN SPONSOR. AND THOSE RESPONSIBLE FOR PLAN OPERATIONS

     A. Important Information About the Plan

     Name of Plan:                 Tandycrafts, Inc. Employee Stock
                                   Ownership Plan (the "Plan")

     Name and Address of           Tandycrafts, Inc.
     the Employer:                 1400 Everman Parkway
                                   Fort Worth, Texas 76140
                                   (In addition, certain affiliates and subsidiaries of
                                    Tandycrafts, Inc. have adopted the Plan.  See page
                                    16 below.  A complete list of these entities is
                                    available from the ESOP Department).

     I.R.S. Employer
     Identification Number:        75-1475224

     Plan Number:                  003

     Type of Plan:                 Stock Bonus Plan/ESOP

     Type of Plan
     Administration:               Committee

     Name, Address and             ESOP Committee
     Telephone Number of           Tandycrafts, Inc.
     the Plan Administrator:       1400 Everman Parkway
                                   Fort Worth, Texas 76140

     Agent for Service of          Process may be served on the Plan Administrator or on
     Process:                      the Trustee at the address given in this section.

     Name and Address of           Bank One of Texas, N.A.
     Trustee:                      P.O. Box 2080
                                   Fort Worth, Texas 76101
                                   Attn:  Mr. J.C. White, Trust Officer

     Plan Year:                    June 30

     B. Inquiries Concerning the Plan

          Inquiries and questions concerning details of the Plan may be addressed to the ESOP Department. The ESOP Department performs the administrative and record keeping duties which relate to the Plan. A copy of the Plan is also maintained at that office

     C. Plan Administration

          The Plan is administered by a committee appointed by the Board of Directors of Tandycrafts (the "Administrative Committee"). The Administrative Committee is responsible for overseeing the administration of the Plan and the operation of the ESOP Department. The Board of Directors may from time to time remove members and designate new members. The present members of the Administrative Committee are:

     Name                   Position with Tandycrafts
     ----                   -------------------------

     Jerry L. Roy           President and Chief Executive Officer

     Michael J. Walsh       Executive Vice President and Chief
                            Financial Officer

     Jim D. Schultz         Senior Vice President and Chief
                            Accounting Officer

     Carol Smith            Operations Manager, Joshua's Christian Stores

     The address and telephone number of the members of the Administrative Committee is the same as the Plan Administrator's above.

     D. Investment Of Funds

          All assets of the Plan must be invested in Common Stock, except as the Administrative Committee may otherwise direct. Participants may not direct these investments. The Administrative Committee's policy is to invest primarily in Common Stock. From time to time, cash equivalent investments may be made on a short-term or medium-term basis during periods of downward market trends or indications, either generally or with respect to Common Stock specifically, with a view to long-term investment at a later date at prices more advantageous to the Plan. A portion of the Plan's assets may also be kept in cash or cash equivalents to meet liquidity needs.

          There is no load or commission charged when Company stock is purchased for your account under the Plan. There is no charge when you receive a distribution from, the Plan (see pages 11-14 below). Trustee fees are paid by the Company. Administrative expenses of the Plan are paid by the Company.

          Financial information about Company stock for the last three years is as follows:

                                      Price
                                      -----
                                High         Low

     Year Ending 6-30-94       $19.25       $10.38
     Year Ending 6-30-93       $27.63       $ 5.25
     Year Ending 6-30-92       $ 5.28       $ 3.38

     These prices have been adjusted to reflect the two-for-one stock splits to stockholders of record on September 18, 1992 and February 5,1993. The Company presently does not declare dividends on its Common Stock.

IV.  PARTICIPATION IN THE PLAN - ELIGIBILITY REQUIREMENTS

     A. General Rule

          Employees of the Company who are hired on or after July 1, 1994, are eligible to participate in the Plan after working for the Company for six months. However, the following individuals are generally not eligible to participate in the Plan: certain members of collective bargaining units, non-residential aliens, non-employee Directors, and individuals who are not actually on the Company's payroll. If you are ineligible to participate in the Plan after six months employment and are later hired in an eligible position, you may begin participating in the Plan at the time your employment status changes. If you are a former employee and had not completed a Year of Service and have been reemployed, you must work at least one year following reemployment to be eligible to participate in the Plan. If you had a Year of Service before terminating and are subsequently rehired, you are automatically eligible for participation upon reemployment.

     B. How You Enroll

          Eligible employees may participate in the Plan as of the first payroll period after six months after their date of hire by submitting a Salary Reduction Agreement to ESOP Department. If you decide not to participate, you should still complete and return the form, indicating your wish to decline participation. If you choose not to participate in the Plan when you are first eligible, you may join the Plan at any later time while you are an eligible employee by submitting a Salary Reduction Agreement to ESOP Department.

          Your enrollment is effective as soon as administratively possible after your form is received. Employee Contributions will be deducted from your pay beginning the next full payroll period after your enrollment.

          In addition, you should complete a Beneficiary Designation Form when you enroll in the Plan. This form tells the Administrative Committee whom you want to receive your Account balance in the event of your death. Refer to page 13 for more information about your beneficiary designation.

V.  PARTICIPATION IN THE PLAN - CONTRIBUTIONS

     A. Employee Contributions

          Your Salary Reduction Agreement will instruct the Company to reduce your compensation by five (5%) percent. The Company will pay this amount directly into the Plan as an "Employee Contribution" for your Account. Employee Contributions are withheld and deducted on each regular payday from your compensation, commencing the next full payroll period following your execution of a Salary Reduction Agreement. For purposes of this Plan, "compensation" means your total compensation paid by the Company as reportable on Internal Revenue Service Form W-2, Wage and Tax Statement and excluding any extraordinary items such as reimbursement of moving expenses, taxable income resulting from the use of an employer provided automobile, certain non-cash prizes or payments, or long term disability payments, plus your Employee Contributions to the Plan. Effective for the Plan year beginning July 1, 1993, the Tax Code only allowed $235,840 of compensation to be counted. For the Plan year beginning July 1, 1994, tax legislation dropped this limit to $150,000. This limit may be adjusted upward by the IRS in the future.

     EXAMPLE: Employee has worked for the Company for six months. After completing six months of service, employee executes a Salary Reduction Agreement. Beginning with the next full payroll period, the Company will reduce Employee's salary by 5% and pay this amount to the Plan. This amount will be used to purchase Common Stock from the Plan to be held as a retirement investment.

          Your Employee Contributions are invested in the Plan within thirty
     (30) days following the calendar month in which your compensation has been reduced. In general, the Plan Administrator will use your Employee Contributions to purchase Common Stock from stock available within the Plan (i.e., from participants who are selling Common Stock upon withdrawing from the Plan). In the event your Employee Contributions to be invested in Common Stock are netted against cash distributions payable with respect to Common Stock in other Participants' accounts, so that the Trust does not actually sell stock to any third party in order to fund any cash distribution, Common Stock shall be treated as having been sold at the average of the high and low prices reported with respect to sales on the New York Stock Exchange for the date in question. If Common stock is not available within the Plan it will be purchased from the corporate treasury of Tandycrafts. Purchases of Common Stock from the corporate treasury for your individual account will be valued at the average of the purchase prices of the Common Stock during the month of purchase. Each purchase from the treasury will be at the then prevailing market price.

     B. Company Contributions

          The Company will contribute to the Plan cash or Common Stock having a value equal to Two Hundred (200%) Percent of your Employee Contribution for each Plan Year as a "Company Contribution", plus such additional amounts as the Board of Directors of the Company may direct.

     EXAMPLE: If Employee made a $500 Employee Contribution during the year, the Company would make a $1,000 Company Contribution to the Employee's Account in the Plan, if Employee was employed by the Company at the end of the year and worked 1,000 hours during the year if Company Contributions are made annually.
               Note: The Company may elect to make Company Contributions more frequently (e.g., quarterly) in which case you would need to be employed on the last day of the contribution period (e.g., quarter) and have worked the proper pro rata amount of hours (e.g., 250 hours per quarter) in order to receive such Company Contribution.

     C. Limitations on Your Contributions

          The Internal Revenue Service ("IRS") allows the Plan special tax advantages as long as it complies with certain IRS rules. First, your total Employee Contributions per calendar year are limited to $9,240 (for calendar year 1994, adjusted each year for inflation). If you make Employee Contributions of more than $9,240 (for calendar year 1994, adjusted for inflation), the excess will be distributed to you as soon as practical after the end of the calendar year. For example, if you are compensated at a high enough rate that your 5% Employee Contribution will reduce your salary by more than $9,240 (for 1994, adjusted for inflation) and the Company accidentally reduces your salary by more than this amount, the excess will be distributed to you after the end of the calendar year.

          Second, the IRS limits the total Employee Contributions, Company Contributions and Forfeitures (discussed below) allocated to you in a single Plan year to the lesser of $30,000 or 25% of your Compensation. For this purpose, Compensation generally means your total compensation from the Company, less Employee Contributions. Note: contributions and benefits under any other qualified plan maintained by the Company are counted in calculating these limits.

          The IRS also requires the Plan to be periodically tested to ensure it does not unfairly favor highly compensated employees. Your Employee Contributions and Company Contributions may be reduced if you are a highly compensated employee. "Highly compensated employees" are defined under a complicated set of IRS rules as generally including persons who are either
     (1) 5% owners of the Company, (2) who have annual compensation from the Company in excess of $99,000 (for calendar year 1994, adjusted for inflation), (3) who receive annual compensation from the Company in excess of $66,000 (for calendar year 1994, adjusted for inflation) and are in the top 20% of all employees of the Company ranked by compensation, or (4) who are or were officers of the Company and receive annual compensation of more than $59,400 (for calendar year 1994, adjusted for inflation). Highly compensated employees may have their Employee Contributions or Company Contributions, or both, reduced in the event that the amount of Employee Contributions or Company Contributions for all non-highly compensated employees eligible to participate in the Plan are less than a specified percentage of the amount of such contributions made by the highly compensated employees as a group. In the event these limitations are exceeded, highly compensated employees who are affected will be notified.

     D. Suspension of Contributions

          You may, without withdrawing from the Plan, suspend your Employee Contributions by giving two weeks' prior written notice to the Administrative Committee. This suspension must be effective for at least six (6) months. Employee Contributions will be suspended automatically during any period of time in which you receive no compensation or during any period of temporary layoff. You will not be entitled to make up any suspended contributions. You will automatically resume Employee Contributions as of the payroll period next following the expiration of the six-month period unless you provide two weeks prior written request to the Administrative Committee to extend your suspension for another six-months, which shall be subject to the Administrative Committee's approval. You are only entitled to two six-month suspensions during your Participation in the Plan. At the end of the second six-month suspension, the Participant must decide whether to continue participation or terminate permanently.

          Your account will not receive Company Contributions during any period when your Employee Contributions have been suspended.

     EXAMPLE: Participant decides to temporarily suspend her contributions to the Plan. On February 1, 1995, Participant delivers notice to the Administrative Committee. The Administrative Committee would instruct the Company to cease making Employee Contributions from Participant's paychecks as of February 15, 1994. This suspension would be effective until at least August 15, 1995. Participant would automatically reenter the Plan on the next payroll period following August 15, 1995. If Participant wished to continue the suspension, she would have to deliver notice of her intent to the Administrative Committee two weeks before the beginning of the payroll period.

     E. Trust Accounts

          All contributions to the Plan are placed in a Trust Fund for investment. The Plan Administrator maintains accounts to record each participant's interest in the Trust Fund.

          1. Participant Accounts

               The Plan has established two accounts for each Participant. A Participant Tandycrafts Stock Account holds your investment in Common Stock and a Participant Other Investment Account holds your Employee Contributions and Company Contributions which have not been used to purchase Common Stock (these two accounts are collectively referred to as an "Account"). Common Stock acquired with funds from your Participant Other Investment Account will be held in your Participant Tandycrafts Stock Account.

               a. Participant Tandycrafts Stock Account

                    Your Participant Tandycrafts Stock Account is further
               subdivided into two accounts: an Employee Contribution Account and a Company Contribution Account. These accounts hold your investment in Common Stock acquired through Employee Contributions and Company Contributions, respectively.

                    Each account is increased by your share of (i) Common Stock purchased and paid for by the Trust or contributed in kind by the Company; ii) forfeited Common Stock; and (iii) stock (or in kind) dividends on Common Stock held in your Participant Tandycrafts Stock Account.

                    Your Participant Tandycrafts Stock Account will be credited shares of Common Stock equal to the combined value of your Employee Contributions, Company Contributions and Rollover Contributions (if applicable). BECAUSE COMMON STOCK IS TRADED ON THE NEW YORK STOCK EXCHANGE, THE VALUE OF THE SHARES IN YOUR PARTICIPANT TANDYCRAFTS STOCK ACCOUNT MAY FLUCTUATE FROM TIME TO TIME. THEREFORE, THE VALUE OF YOUR PARTICIPANT TANDYCRAFTS STOCK ACCOUNT MAY INCREASE OR DECREASE IN VALUE ACCORDING TO MARKET FLUCTUATION. You will receive an annual statement of your Participant Tandycrafts Stock Account showing the number of shares of Common Stock in the account. In the event that you elect to receive a distribution of your Account balance in cash rather than in shares of Common Stock upon termination of employment (or other event entitling you to distribution), the shares of Common Stock in your Account will be converted to cash based on the average sales price (net of commissions) of the shares for sales occurring during the forty-five day period prior to any distribution.

               b. Participant Other Investment Account

                    Your Participant Other Investment Account is credited with cash contributions, dividends, and earnings that have not been invested in Common Stock. The value of the investments in the Participant Other Investment Account will be determined as of each Valuation Date, and on such other dates as the Administrative Committee may prescribe. The value of this account, if any, will be shown on your annual statement. In the event you become entitled to a distribution, you will receive cash equal to the value of your Participant Other Investment Account based on the value of that account as of the last Valuation Date prior to distribution.

                    Your Participant Other Investment Account is further
               subdivided into two accounts: an Employee Contribution Account and a Company Contribution Account. These accounts hold your investments acquired through Employee Contributions and Company Contributions, respectively. Employee Contributions are allocated to your Participant Other Investments Account on a monthly basis.

                    Each account is increased by the dollar value of your share of (i) net income (or loss) attributable to your Account; (ii) cash dividends or other property received on the Common Stock;
               (iii) Employee Contributions, Company Contributions and Forfeitures in other than Common Stock and (iv) appreciation (or depreciation) on fair market value of the Trust (other than Common Stock) attributable to your Account. Your Account's value will be decreased by the amount of any payments or purchases of Common Stock incurred for the purchase of Common Stock attributable to the Account. For example, when the Plan purchases Common Stock for your Participant Common Stock Account, it will pay for this stock by withdrawing funds from your Participant Other Investment Account.

               c. Rollover Accounts

                    If you are a Plan participant or an employee who has not met the service requirements but who is otherwise eligible to participate in the Plan, you may make a cash contribution of certain eligible contributions (a "rollover contribution") from another tax-qualified plan. Any rollover contributions must meet special Tax Code requirements. Any rollover contribution will be credited to your Rollover Account. All rollover contributions, are subject to approval by the Administrative Committee. You should contact the ESOP Department if you have any questions concerning rollover contributions to the Plan.

          2. Allocation of Company Contributions

               Company Contributions to the Plan will be allocated to your Participant Other Investments Account at the end of each Plan year (if the Company contributes Common Stock to the Plan, this allocation will be to your Participant Tandycrafts Common Stock Account). (Note: The Company may elect to contribute more frequently.)

          3. Allocation of Income From Accounts

               a. Income from your Other Investment Account

                    The income of your Participant Other Investment Account will be allocated to your Account as of the preceding quarterly Valuation Date, after first reducing your Account balance by any distributions or charges from the Account since the preceding Valuation Date. These amounts are allocated among the Company Contributions, Employee Contributions and Rollover (if any) components of your Participant Other Investments Account in such uniform and reasonable manner as the Administrative Committee may prescribe.

               b. Income from your Tandycrafts Stock Account

                    The income (except stock dividends) of your Participant
               Tandycrafts Stock Account is allocated to your Participant Other Investments Account as of the last Valuation Date. This allocation is made after first reducing your Account balance by any distributions or charges from the Account since the last Valuation Date. Stock dividends, if any, with respect to Common Stock in your Account will be allocated to your Participants Tandycrafts Stock Account.

                    The income of your Participant Tandycrafts Stock Account is allocated to your Participant Other Investments Account, but after first reducing each Account balance by any distributions or charges from such Account since the last quarterly Valuation Date. Stock dividends (if any) with respect to Common Stock in your Account are allocated to the Common Stock that generated the stock dividend.

          4. Forfeitures

               As of the Valuation Date at the end of each Plan year, any net forfeitures occurring during such Plan year (see page 10 below) shall be allocated to the Account of each active Participant who is employed as of year end and entitled to a matching contribution as of the year end. Forfeitures shall be allocated according to the ratio that the compensation for the Plan year of each such active Participant bears to the total compensation of all such active Participants for the Plan year.

          5. Quarterly Valuations: Quarterly Statement

               Your Account will be valued as of the end of each calendar quarter (the "Valuation Date"). You will be mailed a quarterly statement showing your Employee Contributions to date, Company Contributions to date, total contributions to date, and the market value of your Account as of the end of the quarter. The market value of your account assumes you are vested.

     F. Vesting and Forfeiture Issues

          1. Vesting

               Upon termination of employment, the Employee Contributions portion of your Account and your Rollover Account, if any, are always fully vested and non-forfeitable, ALTHOUGH THE VALUE OF THESE ACCOUNTS, IF INVESTED IN COMPANY STOCK, ARE SUBJECT TO MARKET FLUCTUATION AND THEREFORE MAY INCREASE OR DECREASE. The Company Contribution portion of your Account will be one hundred (100%) percent vested and non-forfeitable upon your completion of five (5) years of "credited service." You are credited with one year of credited service for each year beginning with your hiring date, or an anniversary of your hiring date, in which you have at least 1,000 hours of service with the Company. You are credited with one hour of service for every hour you are paid or entitled to payment for rendering services to the Company or for paid vacation, holidays, sick leave or jury duty. Hours of service are not credited for periods of time when you are receiving only worker's compensation, unemployment compensation or medical benefits.

               Notwithstanding the above, if you terminate service due to retirement at or after "normal retirement age" (age 65 or after five years in the Plan, whichever is later), or on account of total and permanent disability or death, you (or your beneficiary) will be entitled to the full amount of Company Contribution to your Account as of the Valuation Date coinciding with or next preceding your retirement, disability or death. These amounts will be fully vested and non-forfeitable. Company Contributions to your Account may also become 100% vested if you are affected by a termination or partial termination of the Plan.

          2. Forfeiture

               If you terminate employment and are not vested in the Company Contributions to your Account, these Company Contributions will be forfeited and reallocated to the remaining Participants (see page 10 above). Company Contributions to your Account may be reinstated if you are reemployed prior to incurring five consecutive "one year breaks in service" as described below and if you recontribute the amount of your Employee Contributions Account at the time of termination within five (5) years of your reemployment date.

          3 . Break In Service

               In some cases, a Participant who terminates employment with the Company and is later reemployed will lose credit for his or her prior employment. If you have no vested benefits under the Plan when you leave the Company, and are later reemployed by the Company after incurring at least five consecutive "one year breaks in service", you may not be entitled to credit for your prior service. A "one year break in service" means an anniversary year in which you do not have at least 501 hours of service.

     G. Benefits are not Insured by the PBGC

          Benefits under the Plan are not insured by the Pension Benefit Guaranty Corporation ("PBGC"). Because the Plan is a "defined contribution plan" (i.e., a plan under which all contributions, earnings, losses and forfeitures are allocated to participant's accounts), the Plan is not eligible for PBGC insurance.

VI.  DISTRIBUTIONS AND WITHDRAWALS FROM THE PLAN

     A. General

          Generally, distributions or withdrawals from the Plan are not permitted until your termination of employment. Notwithstanding the above, the Plan may be required to make distributions from your Account:

          1. If you attain age seventy and one-half (70 1/2) prior to your termination of employment.

          2. If you attain age fifty-five (55), have completed ten (10) or more years of participation in the Plan and make an election to diversify a portion of the assets in your Account. You are allowed to make this election during the ninety (90) day election period at the beginning of each of the six (6) consecutive years after the year in which you become eligible to receive this distribution. If you make this election, the Plan will distribute up to a total of twenty-five (25) percent of your account balance (taking into account any prior "diversification" distributions) to you. You will be allowed to receive a distribution of up to fifty (50) percent of your account balance during the final election year. If you make this election, such assets shall be distributed to you no later than ninety (90) days after the end of the election period during which such election was made.

          3. Upon termination of the Plan (to the extent distribution is permitted by the Code).

     B. Form And Time Of Payment

          All distributions from the Plan shall be in form of cash except that you may demand distribution of the Common Stock in your Account in lieu of cash (with cash distributed in lieu of any fractional shares). For purposes of determining the amount of any cash distribution, Common Stock shall be valued at the average of the net sales prices (net of commissions) for Common Stock actually obtained by the Trust during the forty-five (45) consecutive day period ending the day before actual distribution. Cash distributions will be made sixty (60) days after the end of the calendar quarter in which a Participant has terminated his or her participation in the Plan unless the Participant elects a later distribution option set forth below.

          Payment of an amount distributable from the Plan will be made according to one of the following forms of payment and at the times set forth below, subject to the approval of the Administrative Committee pursuant to the terms of the Plan.

          1. Installments

               Except as stated below, you may elect to have your vested account balance distributed to you or to your beneficiary in installments over a period not longer than five (5) years, plus one (1) year for each one hundred thousand ($100,000) dollars or fraction thereof by which the value of your Account exceeds five hundred thousand ($500,000) dollars, with distributions beginning no later than one (1) year after the Plan year in which you reach retirement age, die or become disabled or the end of the fifth (5th) Plan year following the Plan year in which you terminate employment.

          2. Immediate Lump Sum

               You may elect to receive an immediate single lump sum payment of your vested Account balance no later than the end of the Plan year following the Plan Year in which you terminate employment.

          3. Deferred Lump Sum

               You may elect to have your Account distributed in a lump sum payment not later than the sixtieth (60) day after the close of the Plan year in which the latest of the following events occur: you attain retirement age of sixty five (65) years, you experience your tenth (10th) anniversary of participation in the Plan, or you terminate employment.

          4. Death Benefit

               In the event of your death, any vested, undistributed balance in your Account will be distributed to your beneficiary. Your vested Account balance will be paid to your beneficiary in the form of a series of annual payments ending within five (5) years of your death, or in a lump sum.

               NOTWITHSTANDING ANY OF THE ABOVE, IF THE VALUE OF THE VESTED PORTION OF YOUR ACCOUNT IS EQUAL TO OR LESS THAN THREE THOUSAND FIVE HUNDRED ($3,500) DOLLARS, YOUR ACCOUNT WILL BE DISTRIBUTED IN A LUMP SUM CASH PAYMENT AS SET FORTH IN ITEM (2) WITHOUT YOUR CONSENT.

     C. Claims for Benefits

          1. General

               You, or your beneficiary, must file a claim form with the Administrative Committee prior to the date any benefits are to begin. This assumes that the necessary beneficiary designation forms have been properly filed and that you or your beneficiary can be located; otherwise, payment of benefits may be delayed.

          2. Beneficiary Designations

               a. General

                    You may, on a form provided for that purpose, signed and
               filed with the Administrative Committee at any time prior to complete distribution of your Account, designate a beneficiary or beneficiaries, including your estate, to receive the benefit, if any, which may be payable, in event of your death, pursuant to any of the provisions of the Plan. A beneficiary designation may be revoked by signing and filing a new beneficiary designation with the Administrative Committee prior to the complete distribution of your Account.

                    If you die and you have failed to designate a beneficiary, or the beneficiary or beneficiaries you named predecease you, then your Account will be paid, in the discretion of the Administrative Committee, to (i) your spouse, or if none (ii) all or any one of your lineal descendants, ancestors, or heirs at law; the Administrative Committee may pay the entire amount to any member of such group or apportion such amount among any two or more of them in such shares as the Administrative Committee, in its sole discretion, shall determine, or (iii) your estate. Any payment made to any person pursuant to the power and discretion conferred upon the Administrative Committee by the preceding sentence will operate as a complete discharge of all obligations under the Plan in respect of such deceased Participant and shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder.

               b. Automatic Designation of Surviving Spouse

                    Notwithstanding the above, if you are married at the time of your death and are survived by your spouse, the amount payable with respect to your death shall be paid to your surviving spouse, unless the surviving spouse has irrevocably consented to the designation of a beneficiary other than the spouse (and to any change in the designation of beneficiary involving a beneficiary other than the spouse, unless the spouse's consent expressly permits the Participant to change the designation of beneficiary without further consent of the spouse) in a writing which acknowledges the effect of the consent and which is witnessed by a Plan representative or a notary public. If such spousal consent is obtained, if such spousal consent may not be obtained because the spouse cannot be located, or if such spouse does not survive you, then the provisions set forth above shall apply.

     D. Distributions Under Domestic Relations Orders

          In the event of your divorce or legal separation, the Code provides that a ''Qualified Domestic Relations Order" may designate that withdrawals and payments under the Plan be made in accordance with the terms of such court order. Upon the Administrative Committee determining that such court order is a Qualified Domestic Relations Order, the Administrative Committee will direct the Trustee to distribute any account segregated because of such order in accordance with that order.

     E. Assignment

          The benefits provided hereunder are intended for the personal security of persons entitled to payment under the Plan, and are not subject in any manner to the debts or other obligations of the persons to whom they are payable. The interest of any individual described in this document may not be sold, transferred, assigned or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or change the same shall be null and void; neither shall the Trust nor any benefits thereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable nor shall they be considered an asset in bankruptcy, nor shall they be subject to garnishment, attachment or other legal or equitable process except to the extent benefits are transferable or assignable pursuant to a qualified domestic relations order.

VII. TOP HEAVY PLAN RULES

     A. General

          The Code provides for certain provisions to take effect in the event the Plan becomes "top heavy". The Plan is top heavy for a Plan year if the top heavy ratio exceeds sixty (60%) percent. The top heavy ratio is a fraction, the numerator of which is the account value of all "key employees" in the Plan and the denominator is the similar sum of all Participants in the Plan. Key employees are generally officers, employees owning the ten largest interests in the Company, more than five (5%) percent owners of the Company, or more than one (1%) percent owners of the Company who have annual compensation of more than $150,000. In the unlikely event the Plan becomes top heavy, the Company might be required to make a minimum contribution by the Plan of three (3%) percent of compensation for each non-key employee who is eligible to become a participant without regard to hours of service completed during the Plan year.

     B. Special Rules

          In addition, for any Plan year in which the Plan is top heavy, your non-forfeitable right to benefits or contributions derived from Company Contributions made to the Plan would be determined according to the following vesting schedule, which would be in lieu of five (5) years of credited service:

     Years of Credited Service        Percentage
     -------------------------        ----------
         Less than 3 years                0%
          3 years or more                100%

VIII.  MISCELLANEOUS

     A. Voting Of Common Stock

          All assets of the Plan, including Common Stock acquired by the Plan, are held in a trust fund by the Trustee. You may direct the Trustee with respect to the voting of Common Stock allocated your Account. In the event of a tender offer or exchange offer for Common Stock, you are also entitled to direct the Trustee with respect to whether to tender or exchange the shares allocated to your Account. If you do not direct the Trustee with respect to the voting, tendering, or exchanging of the shares in your Account, the shares in your Account will not be voted, tendered or exchanged. Except in the event of a tender offer or exchange offer, the Trustee can generally only dispose of Common Stock held by the Plan on instructions of the Administrative Committee. HOWEVER, COMMON STOCK ALLOCATED TO YOUR ACCOUNT MAY NOT BE PLEDGED AS SECURITY UNDER THE PLAN.

     B. Termination And Amendment Of The Plan

          Although Tandycrafts' current intention is to continue the Plan indefinitely, Tandycrafts has the right to change, amend, suspend or terminate, either fully or partially, the Plan at any time, without approval or consent of the Participants. All amendments must be in writing and must be approved by Tandycrafts' Board of Directors or other party authorized by the Board. Each Participating Company may also elect to withdraw from the Plan at any time. In the event of termination of the Plan, all assets of the Plan allocated to affected Participants' Accounts will be vested in the Participants, and no part thereof may revert to Tandycrafts. Participants will receive notice from time to time of amendments made to the Plan as required by law.

     C. Payment of Expenses

          Costs incurred in purchasing and selling Common Stock or other assets for the Plan are paid from the Plan's assets, including any advisory fees incurred in connection with the purchase of such securities (except that no commission is charged when Common Stock is purchased from Tandycrafts or any other party in interest). All other expenses, including accounting, clerical, reporting, printing and postage, are paid by Tandycrafts.

     D. Deemed Consents

          All Participants, by enrolling in the Plan, shall be deemed conclusively to have consented for themselves and all persons claiming through them, to all of the terms and conditions thereof, including the finality of all interpretations there of by the Tandycrafts in its administration and operation of the Plan.

     E. Participating Companies

          The Companies, in addition to Tandycrafts and its divisions, whose employees are presently eligible to participate in the Plan are listed below:

          Casual Concepts, Inc.
          Development Association, Inc.
          College Flags, Inc.
          Art Image, Inc.
          Nocona Belt Company
          Sav-On, Inc.
          David James Manufacturing, Inc.
          Brand Name Apparel, Inc.

IX.  CLAIMS PROCEDURES

     Normally, whenever a Participant or beneficiary becomes entitled to receive benefits under the Plan, procedures will automatically be initiated to provide for the payment of such benefits.

     If you are not contacted when you become entitled to benefits, or if you have any questions or complaints about action taken by the Plan Administrator, you may file a written claim with the Plan Administrator for the benefits to which you (or your beneficiary) feel entitled.

     If the Plan Administrator denies the claim, in whole or in part, it will give a written notice and an explanation to the claimant. This will be no later than ninety (90) days after the claim is filed (one hundred eighty (180) days if additional time is needed). A claimant who disputes the Plan Administrator's findings, in whole or in part, or the representative of such a claimant, may request that the decision be reviewed. A request for review by the Plan Administrator must be made in writing within sixty (60) days from the receipt of the Plan Administrator's initial disposition of his claim. The decision of the Plan Administrator on a claim review is binding on all parties. It will be provided in writing within sixty (60) days (one hundred twenty (120) days under special circumstances) after receipt of the claimant's request for review.

X.  STATEMENT OF ERISA RIGHTS

     As a participant in the Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

          Examine, without charge, at the Plan Administrator's office and at other specified locations, such as worksites, all Plan documents, including copies of all documents filed by the Plan Administrator with the U. S. Department of Labor, such as detailed annual reports and Plan descriptions.

          Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

          Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report each year.

          Obtain a statement telling you whether you have a right to receive benefits under the Plan and if so, what your benefits would be if you stop working under the Plan now. If you do not have a right to benefits, the statement will tell you how many more years you have to work to get a right to benefits. This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

     In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA. If your claim for a benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim.

     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U. S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U. S. Labor-Management Services Administration, Department of Labor.

XI.  ERISA REGULATION

     The Plan is subject to Titles I, II and III of ERISA relating to the protection of employee benefit rights and amendments to the Internal Revenue Code, respectively, but is not subject to Title IV, relating to plan termination insurance coverage, and such insurance will not be extended to Participants in the Plan in the future. The Plan is intended to be tax-qualified as described in Part XII below.

XII.  DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

     The general summary of applicable federal income tax laws set forth below is provided solely for your general information. It is neither intended nor offered as a complete summary or as a legal interpretation. You should consult with your individual tax advisor concerning all aspects of your participation in the Plan.

     The Plan and the Trust are intended to satisfy the requirements for a qualified stock ownership plan under the provisions of Sections 401(a), 401(k), 501(a) and 4975(e)(7) of the Internal Revenue Code of 1986, as amended (the "Code"). Tandycrafts received a determination letter from the Internal Revenue Service that the Plan and related Trust were so qualified in 1989. Tandycrafts intends to submit the latest version of the Plan to the IRS for an updated determination letter by June 30, 1995.

     Tandycrafts and the Trustee are advised that, from your viewpoint, the Plan is expected to have the following federal income tax effects, provided that the Plan remains qualified under Sections 401(a), 401(k) and 4975(e)(7) of the Code. It should be noted that new laws may require amendment of the Plan in the future in order to maintain the qualified status of the Plan after the provisions of such new laws become effective.

     Taxation of Contributions
     -------------------------

     Company Contributions and Employee Contributions credited to your Account are generally taxable to you in the taxable year when distributed and not when such contributions are made. However, Employee Contributions are subject to tax under the Federal Insurance Contributions Act (FICA) at the time such contributions are made. Company Contributions and Employee Contributions are deductible by the Company when made. Earnings of the Trust generally are not taxable to the Trust and are not taxable to you until distributed.

     If the total amount of your Employee Contributions made under the Plan plus similar contributions made under the other plans exceeds $9,240 in a calendar year (for calendar year 1994, adjusted each year for inflation), the amount in excess of $9,240 (adjusted for inflation), will be taxable when contributed.
The excess must be distributed to you by April 15 of the next year.

     The Plan offers you three types of special tax advantages:

     (a)  First, it allows you to make tax deferred Employee Contributions;

     (b) Next, investment earnings on all Plan investments accumulate before you pay any taxes on them; and

     (c) Finally, Company Contributions are not taxable at the time they are credited to your Account.

     Because of these special tax advantages, you will generally owe taxes on some or all of your money in the Plan if you receive a distribution from the Plan (unless you roll the funds over into an IRA or another qualified plan). Participation in the Plan may reduce or eliminate the ability of you and your spouse to make tax-deductible contributions to an individual retirement account or annuity.

     Taxation of Distributions
     -------------------------

     If you take a distribution from the Plan after your employment with the Company ends, the distribution is generally taxable income to you unless you make a rollover into an Individual Retirement Account (IRA) or another tax-qualified plan. In addition, if you are under 55 at the time you receive a taxable distribution, you may also be subject to a 10 percent tax penalty, discussed below. There are certain additional exceptions to this tax penalty. You should consult a tax advisor to find out if they apply.

     If you receive a lump sum distribution after you are age 59 1/2 and after participating in the Plan for at least five years, you may be eligible to reduce the federal income tax on the distribution by electing "five-year averaging," or if you were born before January 1, 1936, by electing "ten-year averaging." Numerous special rules apply to these elections, and you should consult your tax advisor for more information.

     If you have attained age 55 and have completed 10 years of participation in the plan and elect to receive in-service distribution of a portion of your Account for purposes of diversification of investments, such distribution will also be eligible to be rolled over. If such a transfer is made, any portion of a distribution that is not so transferred will not be eligible for the five- or ten-year averaging tax treatment discussed above. In addition, if such a transfer is made, the portion not so transferred and any later distributions from your Account will not be eligible for the exclusion of net unrealized appreciation described below.

     Distributions of Common Stock
     -----------------------------

     If you choose to receive a lump sum distribution of your Account in shares of Common Stock, rather than cash, the net unrealized appreciation, if any, on Common Stock which is so distributed will not be includible in your income at the time of receipt, but will be taxed as described below. However, you will be subject to tax on the value of shares when they were originally purchased by the Trustee. You may elect not to have this rule apply.

     Taxation On Sale Of Common Stock
     --------------------------------

     If you receive Common Stock from the Trust and the net appreciation is not included in the your income at the time of receipt as described above, you will realize gain or loss with respect to such stock in the event of a subsequent sale or exchange by you of such Common Stock to the extent that the amount realized on the sale or exchange exceeds, or is less than, the cost or other basis to the Trustee of the Common Stock distributed to you.

     Withholding and Rollovers
     -------------------------

     At the time you receive your distribution, in most cases, federal income tax equal to 20 percent of the distribution will automatically be withheld unless you have your distribution transferred directly to your IRA or your new employer's tax-qualified retirement plan. Generally, the taxable part of your distribution can be "rolled over" or transferred to an IRA or another qualified plan, thereby deferring federal income tax, unless you are over age 70 1/2. You will receive more detailed information regarding rollovers and withholding when a distribution is payable to you.

     Similar rules permit the transfer to an individual retirement plan of a lump sum distribution received by your spouse on account of your death.

     Penalty Taxes
     -------------

     You may also have to pay an excise tax on certain distributions.
Generally, if a distribution is made from the Plan before you attain age 59-1/2 (unless you take the distribution due to early retirement after age 55 or have become severely disabled) you will have to pay a 10% excise tax on the taxable portion of the distribution in addition to any other tax owed. This 10% excise tax does not apply to distributions made on account of severe disability or to a beneficiary after your death. In addition, the tax does not apply to any portion of the distribution that is non-taxable (for example amounts "rolled over" as described above).

     If you or your estate receive distributions from IRAs and qualified plans (including the Plan) totaling more than $150,000 in one year ($750,000 in the case of a lump sum), an additional 15% federal excise or estate tax may apply. You should seek competent tax advice if distributions of this magnitude are payable to you.

     Mandatory Distributions
     -----------------------

     The Plan is required to begin distributing benefits if you have attained age 70 1/2, even if you continue to be employed by the Company past age 70 1/2, and is also required to distribute benefits to your beneficiary within a specified period after your death. To the extent you or your beneficiary do not receive the minimum required distributions, you or your beneficiary may be subject to a 50% excise tax on the amount that should have been distributed but was not.

     Death Benefits
     --------------

     In the case of the Participant's death, amounts which constitute a lump sum distribution can be excluded from income by the recipient up to $5,000, less any other death benefit to which such exclusion is applied.

     QDROs
     -----

     There are numerous special tax rules that apply if benefits are Paid to your spouse, ex-spouse, child or other dependent pursuant to a qualified domestic relations order (e.g., a divorce decree or child support order); competent tax advice should be sought in such cases.

     The tax information described in this section is provided to you for your general information and is based on present federal income tax laws and regulations and is subject to change if the laws and regulations, or interpretations of the laws and regulations, are changed. State, local and foreign tax treatment are not covered. You should consult your personal professional tax advisor about any specific tax question you might have.

XIII. SECURITIES INFORMATION

     A. General

          Tandycrafts is subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Certain information, as of the particular dates, concerning directors and officers, their remuneration, the principal holders of securities of Tandycrafts and any material interest of such persons in transactions with Tandycrafts is disclosed in proxy statements distributed to stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and obtained at the offices of the Commission at Room 1024, 450 Fifth Street, Washington, D.C.; Room 1028, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, NY; and Room 1204, Everett McKinley Dirkson Building, 219 South Dearborn Street, Chicago, IL. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Common Stock is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning Tandycrafts can be inspected at the offices of the Exchange, Room 401, 20 Broad Street, New York, NY 10005. Additional updating information with respect to the securities and Plan covered herein may be provided in the future to participants in the Plan by means of Supplements or Appendices to this SPD and Amendments thereto.

          Certain reports filed by Tandycrafts with the Commission are incorporated herein by reference. Except as specified herein, no other portions of such reports are incorporated herein by reference and such other portions are not part of this SPD. The Company will provide without charge to each person to whom a SPD is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference in the registration statement of which this SPD is a part (not including exhibits unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates). This SPD omits certain information contained in the registration statement. Requests should be addressed to Tandycrafts, Inc., Administrative Department, 1400 Everman Parkway, Fort Worth, Texas 76140 (Telephone number 817-551-9603).

     B. Information Concerning Tandycrafts Stock

          1. Legality

               The legality of the shares of Common Stock to which this Prospectus relates has been passed upon by Messrs. Hughes & Luce, L.L.P., 1717 Main Street, Ste. 2800, Dallas, Texas 75201, as counsel for Tandycrafts.

          2. Restrictions On Resale Of Common Stock

               Participants in the Plan (other than "affiliates" of Tandycrafts within the meaning of Rule 405 under the Securities Act of 1933) may freely resell shares of Common Stock received upon distribution pursuant to the Plan. Affiliates may, however, utilize Rule 144 under that Act if the requirements of the Rule are met in connection with such resale. Affiliation, for this purpose, would normally include directors of Tandycrafts, executive officers and others who may be deemed to control Tandycrafts.